EXHIBIT 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Annual Results
Richmond, VA • May 23, 2017 / PRNEWSWIRE
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the fiscal year ended March 31, 2017, was $106.3 million, or $0.88 per diluted share, compared with fiscal year 2016’s net income of $109.0 million, or $3.92 per diluted share. The fiscal year 2017 results included a one-time reduction of earnings available to common shareholders of $74.4 million, or $2.99 per diluted share, for purposes of determining the amounts reported for basic and diluted earnings per share, from the conversion for cash of the remaining outstanding shares of our Series B 6.75% Convertible Perpetual Preferred Stock under the mandatory conversion in January 2017. That one-time reduction and certain other non-recurring items are detailed in Other Items below. Excluding those items, diluted earnings per share for the fiscal year of $3.97 increased $0.07 compared to the same period last year. Operating income of $178.4 million for the fiscal year ended March 31, 2017, was down $3.3 million compared to the fiscal year ended March 31, 2016.  Segment operating income, which excludes non-recurring items, was $188.5 million for fiscal year 2017, an increase of $2.4 million from the prior year, primarily attributable to improved results for the North America segment, partly offset by a decline for the Other Tobacco Operations segment. Revenues of $2.1 billion for fiscal year 2017 were relatively flat compared with the previous year, as the slightly higher volumes and a benefit from earlier receipt of distributions from unconsolidated subsidiaries were offset by lower green leaf costs and lower processing revenues.
Net income for the fourth quarter ended March 31, 2017, was $32.9 million, or a loss of $1.64 per diluted share, compared with net income for the prior year’s fourth fiscal quarter of $48.0 million, or $1.72 per diluted share. The fiscal year 2017 fourth quarter results also included the one-time reduction of earnings available to common shareholders of $74.4 million, or $2.90 per diluted share, discussed above. That one-time reduction and certain other non-recurring items are detailed in Other Items below. Excluding those items, diluted earnings per share for the 2017 fourth fiscal quarter of $1.28 decreased $0.44 compared to the

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Universal Corporation

same period last year. Operating income of $59.8 million for the quarter ended March 31, 2017 was down $20.6 million compared to the quarter ended March 31, 2016. Segment operating income for the period of $60.5 million declined $22.8 million, compared with the previous fiscal year, on lower results in every segment mainly due to lower sales volumes from this year’s earlier shipping patterns, compared with the prior year’s strong fourth quarter volumes. Consolidated revenues for the fourth fiscal quarter decreased by 19% to $650.0 million, on those lower sales volumes and lower green leaf costs.
Mr. Freeman stated, “I am pleased to announce that Universal delivered solid results again this year despite supply headwinds, most notably from the weather-reduced crop sizes in Brazil and ongoing challenging market conditions in Tanzania. Although we had anticipated ending the year with slightly lower volumes, earlier shipment timing as well as attractive green prices in some origins resulting in some additional purchases by our customers boosted shipments later in our fiscal year, allowing us to improve our market share and achieve lamina sales volumes that were slightly above those of the prior fiscal year.
“Our segment operating income for the 2017 fiscal year was also improved, primarily attributable to a reduction in selling, general, and administrative costs and earlier receipt of distributions from unconsolidated subsidiaries. I believe that our success reflects our continuing efforts to bring efficiencies to the leaf tobacco supply chain. Through the hard work of our dedicated employees around the world, we have been able to expand services that we provide our customers and, despite continuing slow decline in demand for consumer tobacco products, maintain our volumes handled.
“We have also maintained our strong balance sheet this year, and our lower working capital requirements from smaller crops and prudent buying programs helped us to retain the necessary cash reserves to support our working capital needs in fiscal year 2018. In addition, in fiscal year 2017, we continued our focus on providing returns to our shareholders through completion of the conversion of our preferred stock, increasing the common dividend rate, and returning more than $60 million in dividends.
“As we move into fiscal year 2018, we are forecasting that global flue-cured tobacco production outside of China will increase by about 9%, largely from the recovery of the Brazilian crop due to better weather conditions there, and that burley tobacco production will decrease by approximately 8%, primarily due to reductions in Africa. Although it is too early to determine whether the additional purchases by customers in fiscal year 2017 may impact their requirements in fiscal year 2018, we continue to strive to be our customers’ supplier of choice, providing them compliant products and quality services at a competitive price.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:
Operating income for the Other Regions segment for the fiscal year ended March 31, 2017, of $143.3 million, was nearly flat, down only $0.3 million compared to $143.6 million in the previous fiscal year. Total volumes for the segment declined, but overall margins improved, benefitting from lower selling, general, and administrative expenses and timing of receipt of distributions from unconsolidated subsidiaries. Africa volumes were slightly lower, reflecting challenging market conditions in Tanzania which offset volume improvements in other origins. South America’s results were down, continuing the trend noted throughout the fiscal year from lower volumes and higher factory unit costs as a result of the reduced buying program and lower third-party processing volumes there this year. Selling, general, and administrative expenses for the segment were down significantly for the fiscal year on several items, including the favorable comparison to costs incurred in fiscal year 2016 to settle challenges regarding property rights and valuation of forestry land in South America, the reversal of value-added tax reserves, lower net foreign currency and exchange remeasurement losses, and a reduction in provisions for supplier advances compared to the previous fiscal year. Revenues for the segment were down about $116.0 million to $1.4 billion, on the lower sales volumes

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Universal Corporation

at lower average green leaf prices and lower processing revenues, offset in part by increased distributions from unconsolidated subsidiaries.
Operating income for the Other Regions segment for the quarter ended March 31, 2017, decreased by $9.0 million to $47.0 million compared with the same period last year. Those results were driven by lower fourth quarter shipments from earlier shipping patterns in the third fiscal quarter this year, mainly in Africa, as well as lower volumes and margins in Brazil. Segment earnings benefitted from lower selling, general, and administrative expenses for the quarter, primarily attributable to lower foreign currency and exchange remeasurement losses, mostly in South America, and a reduction in provisions for supplier advances. Revenues for the segment decreased by $99.4 million to $430.4 million for the fourth fiscal quarter of 2017 compared to the prior year, on lower sales volumes and lower overall green leaf prices, offset in part by the timing of receipt of distributions from unconsolidated subsidiaries.
NORTH AMERICA:
Operating income for the North America segment was $35.2 million for the fiscal year ended March 31, 2017, up $4.0 million compared with the previous year. Earnings improvements were driven mainly by higher sales volumes, partially due to earlier timing of current crop shipments in fiscal 2017. However, margins for the year were lower from a less favorable product mix as well as reduced factory yields on weather affected U.S. crops. Fiscal year 2017 revenues for the segment increased by $54.6 million to $416.4 million compared to the previous fiscal year, on those higher sales volumes, at lower green leaf prices, and a less favorable product mix.
Segment operating income for the quarter ended March 31, 2017, declined by $4.5 million to $13.7 million compared with the same period last year, from lower sales volumes, due in part to earlier timing of shipments in fiscal year 2017, and tighter margins from a less favorable product mix and reduced factory yields in the United States. Similarly, revenues for this segment for the fourth fiscal quarter decreased by $12.6 million to $169.8 million, on the lower volumes and a less favorable product mix. Selling, general, and administrative costs for this segment were relatively flat for both periods.
OTHER TOBACCO OPERATIONS:
For the fiscal year ended March 31, 2017, the Other Tobacco Operations segment operating income decreased by $1.3 million to $10.0 million compared with the same period last year. Earnings improved modestly for the dark tobacco operations as higher domestic volumes were largely offset by a less favorable sales mix and higher inventory write-downs this year. Results from the oriental joint venture also improved for the period mainly on favorable comparisons due to tax accruals in the prior year. Those improvements were outweighed by higher losses in the special services group, primarily for the new food ingredients business. Higher selling, general, and administrative costs for the segment also contributed to the declines. Revenues for the segment were up by $12.2 million to $231.8 million for the year ended March 31, 2017, mostly due to increased volumes from the timing of shipments of oriental tobaccos into the United States compared to the previous year.
For the fourth quarter ended March 31, 2017, the segment’s operating loss of $0.2 million reflected a decline of $9.4 million compared to the same period last year. The dark tobacco operations were down for the quarter on lower volumes, a less favorable product mix, and lower foreign currency remeasurement gains in Indonesia, while the oriental joint venture saw lower volumes from earlier shipment timing this year. Results for the special services group also declined in the fourth fiscal quarter compared to the same period in the previous fiscal year. Revenues for this segment in the fourth fiscal quarter decreased by $42.0 million to $49.8 million, from the same period last year, mainly on lower volumes of oriental tobaccos shipped into

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the United States due to earlier customer shipment timing this year and lower volumes from the dark tobacco operations.
OTHER ITEMS:
Cost of goods sold decreased by about 2% to $1.7 billion and by about 20% to $530.8 million for the fiscal year and quarter ended March 31, 2017, respectively. In both periods, the declines were consistent with comparable percentage declines in revenues, mostly as a result of lower green leaf prices. Selling, general, and administrative costs decreased by $14.7 million, or 6%, for the fiscal year and $1.6 million, or 3%, for the three months ended March 31, 2017, compared with the respective prior year periods. The decline in fiscal year 2017 was mainly due to the favorable comparison to costs incurred in fiscal year 2016 to settle challenges regarding property rights and valuation of forestry land in South America, the reversal of value-added tax reserves, and lower net foreign currency and exchange remeasurement losses compared to the previous fiscal year. The decrease for the fourth fiscal quarter was mostly attributable to net foreign currency and exchange remeasurement gains compared with losses in the prior year period, primarily in Africa and the Philippines, and a reduction in provisions for supplier advances, offset in part by higher benefit and incentive compensation accruals in the period.
The consolidated effective income tax rates were approximately 34% and 35% for the fiscal year and quarter ended March 31, 2017, respectively, and for the fiscal year and quarter ended March 31, 2016, were approximately 32% and 34%, respectively.  Income taxes for those periods in both fiscal years were lower than the 35% federal statutory rate on a combination of lower net effective tax rates on income from certain foreign subsidiaries, and effects of changes in local currency exchange rates on deferred income tax balances, mainly in Brazil.
In December 2016, 111,072 shares of the Series B 6.75% Convertible Perpetual Preferred Stock were converted into approximately 2.5 million shares of the Company's common stock. In January 2017, the Company announced a mandatory conversion of all 107,418 remaining outstanding shares of the preferred stock after meeting the requirements to initiate the mandatory conversion under the original terms of the preferred shares.  The Company chose to satisfy the conversion obligation for the mandatory conversion in cash.  Although the conversions of the preferred stock into common stock or for cash did not impact the Company’s net income, the shares converted for cash under the mandatory conversion in January 2017 resulted in a one-time reduction of retained earnings of approximately $74.4 million during the fourth quarter ended March 31, 2017, representing the excess of the conversion cost over the carrying value of those shares.  The reduction in retained earnings resulted in a corresponding one-time reduction of earnings available to common shareholders for the fiscal year ending March 31, 2017 for purposes of determining the amounts reported for basic and diluted earnings per share. The effects of the conversions on diluted earnings per share for the fiscal year and three months ended March 31, 2017, were ($2.99) and ($2.90), respectively.
Results for the year ended March 31, 2017, also included restructuring and impairment costs of $4.4 million ($0.10 per diluted share). Results for the year ended March 31, 2016, included restructuring and impairment costs of $2.4 million ($0.06 per diluted share) and a gain of $3.4 million ($0.08 per diluted share) on remeasuring the Company’s interest in a tobacco processing joint venture to fair value upon acquiring our partner’s 50% ownership in the third fiscal quarter. For the three months ended March 31, 2017, results also included restructuring costs of $0.5 million ($0.02 per diluted share). Results for the three months ended March 31, 2016, included no significant non-recurring items.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2016, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal years ended March 31, 2016 and March 31, 2017, which is expected to be filed later this week.
At 5:00 p.m. (Eastern Time) on May 23, 2017, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 3, 2017. A taped replay of the call will be available through June 5, 2017, by dialing (855) 859-2056. The confirmation number to access the replay is 22767546.
Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2017, were $2.1 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2017	2016	2017	2016
Sales and other operating revenues	$650,030	$803,980	$2,071,218	$2,120,373
Costs and expenses
Cost of goods sold	530,845	663,038	1,676,539	1,713,042
Selling, general and administrative expenses	58,868	60,498	211,969	226,685
Other income	—	—	—	(3,390)
Restructuring and impairment costs	499	—	4,359	2,389
Operating income	59,818	80,444	178,351	181,647
Equity in pretax earnings of unconsolidated affiliates	149	2,866	5,774	5,422
Interest income	281	282	1,397	1,178
Interest expense	3,844	3,936	16,284	15,669
Income before income taxes	56,404	79,656	169,238	172,578
Income taxes	19,954	27,062	56,732	54,430
Net income	36,450	52,594	112,506	118,148
Less: net income attributable to noncontrolling interests in subsidiaries	(3,581)	(4,630)	(6,202)	(9,132)
Net income attributable to Universal Corporation	32,869	47,964	106,304	109,016
Dividends on Universal Corporation convertible perpetual preferred stock	—	(3,687)	(11,061)	(14,748)
Cost in excess of carrying value on conversion of convertible perpetual preferred stock	(74,353)	—	(74,353)	—
Earnings (loss) available to Universal Corporation common shareholders	$(41,484)	$44,277	$20,890	$94,268

Earnings (loss) per share attributable to Universal Corporation common shareholders:
Basic	$(1.64)	$1.95	$0.89	$4.16
Diluted	$(1.64)	$1.72	$0.88	$3.92

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2017	2016

ASSETS
Current assets
Cash and cash equivalents	$283,993	$319,447
Accounts receivable, net	439,288	428,659
Advances to suppliers, net	103,750	101,890
Accounts receivable—unconsolidated affiliates	2,373	2,316
Inventories—at lower of cost or market:
Tobacco	565,943	637,132
Other	68,087	60,888
Prepaid income taxes	16,713	17,814
Other current assets	81,252	70,400
Total current assets	1,561,399	1,638,546

Property, plant and equipment
Land	22,852	22,987
Buildings	266,802	264,838
Machinery and equipment	597,213	591,327
	886,867	879,152
Less: accumulated depreciation	(569,527)	(553,265)
	317,340	325,887
Other assets
Goodwill and other intangibles	98,888	99,071
Investments in unconsolidated affiliates	78,457	82,441
Deferred income taxes	25,422	23,853
Other noncurrent assets	41,899	61,379
	244,666	266,744

Total assets	$2,123,405	$2,231,177

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2017	2016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$59,133	$66,179
Accounts payable and accrued expenses	153,515	120,527
Accounts payable—unconsolidated affiliates	7,231	8,343
Customer advances and deposits	11,007	16,438
Accrued compensation	32,007	27,593
Income taxes payable	5,103	7,190
Current portion of long-term debt	—	—
Total current liabilities	267,996	246,270

Long-term debt	368,733	368,380
Pensions and other postretirement benefits	80,689	92,177
Other long-term liabilities	31,424	41,794
Deferred income taxes	47,985	29,494
Total liabilities	796,827	778,115

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, no shares outstanding (218,490 at March 31, 2016)	—	211,562
Common stock, no par value, 100,000,000 shares authorized, 25,274,506 shares issued and outstanding (22,717,735 at March 31, 2016)	321,207	208,946
Retained earnings	1,034,841	1,066,064
Accumulated other comprehensive loss	(69,559)	(72,350)
Total Universal Corporation shareholders' equity	1,286,489	1,414,222
Noncontrolling interests in subsidiaries	40,089	38,840
Total shareholders' equity	1,326,578	1,453,062

Total liabilities and shareholders' equity	$2,123,405	$2,231,177

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Fiscal Year Ended March 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$112,506	$118,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,911	36,754
Provision for losses on advances and guaranteed loans to suppliers	(857)	815
Inventory write-downs	10,866	11,899
Stock-based compensation expense	6,475	5,206
Foreign currency remeasurement loss (gain), net	9,269	22,517
Deferred income taxes	16,626	15,046
Equity in net income of unconsolidated affiliates, net of dividends	396	156
Fair value gain upon acquisition of partner's interest in joint venture	—	(3,390)
Restructuring and impairment costs	4,359	2,389
Other, net	(4,463)	13,204
Changes in operating assets and liabilities, net	59,227	(36,213)
Net cash provided by operating activities	250,315	186,531

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(35,630)	(47,153)
Purchase of partner's interest in joint venture, net of cash held by the business	—	(5,964)
Proceeds from sale of property, plant and equipment	2,174	2,982
Other, net	(398)	(796)
Net cash used by investing activities	(33,854)	(50,931)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(5,349)	4,880
Dividends paid to noncontrolling interests	(4,200)	(4,449)
Conversion of convertible perpetual preferred stock	(178,365)	—
Dividends paid on convertible perpetual preferred stock	(11,061)	(14,748)
Dividends paid on common stock	(49,828)	(47,389)
Other	(2,441)	(2,940)
Net cash used by financing activities	(251,244)	(64,646)

Effect of exchange rate changes on cash	(671)	(290)
Net (decrease) increase in cash and cash equivalents	(35,454)	70,664
Cash and cash equivalents at beginning of year	319,447	248,783
Cash and Cash Equivalents at End of Year	$283,993	$319,447
Non-cash Financing Transaction - The consolidated financial statements for the fiscal year ended March 31, 2017 include a non-cash reclassification of $107.6 million from preferred stock to common stock to reflect the conversion of 111,072 shares of the Company's outstanding Series B 6.75% Convertible Perpetual Preferred Stock into common stock.
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2017	2016	2017	2016

Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
Net income attributable to Universal Corporation	$32,869	$47,964	$106,304	$109,016
Less: Dividends on convertible perpetual preferred stock	—	(3,687)	(11,061)	(14,748)
Less: Cost in excess of carrying value on conversion of convertible perpetual preferred stock	(74,353)	—	(74,353)	—
Earnings (loss) available to Universal Corporation common shareholders for calculation of basic earnings (loss) per share	$(41,484)	$44,277	$20,890	$94,268

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	25,273,741	22,717,580	23,433,860	22,683,290

Basic earnings (loss) per share	$(1.64)	$1.95	$0.89	$4.16

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
Earnings (loss) available to Universal Corporation common shareholders	$(41,484)	$44,277	$20,890	$94,268
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	3,687	—	14,748
Earnings (loss) available to Universal Corporation common shareholders for calculation of diluted earnings (loss) per share	$(41,484)	$47,964	$20,890	$109,016

Denominator for diluted earnings (loss) per share
Weighted average shares outstanding	25,273,741	22,717,580	23,433,860	22,683,290
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	4,866,152	—	4,853,268
Employee share-based awards	—	300,406	336,228	288,933
Denominator for diluted earnings (loss) per share	25,273,741	27,884,138	23,770,088	27,825,491

Diluted earnings (loss) per share	$(1.64)	$1.72	$0.88	$3.92

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2017	2016	2017	2016

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$169,769	$182,371	$416,438	$361,827
Other regions (1)	430,417	529,809	1,422,991	1,538,971
Subtotal	600,186	712,180	1,839,429	1,900,798
Other tobacco operations (2)	49,844	91,800	231,789	219,575
Consolidated sales and other operating revenues	$650,030	$803,980	$2,071,218	$2,120,373

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$13,747	$18,198	$35,151	$31,147
Other regions (1)	46,950	55,923	143,349	143,596
Subtotal	60,697	74,121	178,500	174,743
Other tobacco operations (2)	(231)	9,189	9,984	11,325
Segment operating income	60,466	83,310	188,484	186,068
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(149)	(2,866)	(5,774)	(5,422)
Restructuring and impairment costs (4)	(499)	—	(4,359)	(2,389)
Add: Other income (5)	—	—	—	3,390
Consolidated operating income	$59,818	$80,444	$178,351	$181,647

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as intercompany eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings of the unconsolidated affiliate.

(3)
Equity in pretax earnings of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income.

(5)
Other income in fiscal year 2016 represents a gain from remeasuring to fair value the Company's original 50% ownership interest in Procesadora Unitab, S.A., a tobacco processing joint venture in Guatemala, upon acquiring the 50% interest held by the Company's joint venture partner.

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